Exhibit 99.1
MabVax Therapeutics Holdings Executes a Debt Facility for up to $10 million

SAN DIEGO, CA – January 19, 2016 – MabVax Therapeutics Holdings, Inc. (OTCQB: MBVX), a clinical stage immuno-oncology drug development company announced today that it has closed on the first part of a financing agreement with a leading life sciences and healthcare lender.  The financing agreement will provide the Company with up to $10 million in senior secured debt financing.  The Company received an initial loan of $5 million, before approximately $381,000 in issuances costs, with an additional $5 million to be released contingent upon achieving certain milestones.  The net proceeds of the initial tranche of debt financing will supplement the Company’s cash position, following a $2.75 million public offering which the Company previously announced was completed in October 2015.  The proceeds of the debt financing transaction, together with the public offering, will help advance the Company’s lead antibody-based product HuMab 5B1, recently authorized by the U.S. Food and Drug Administration (FDA) to proceed with the first of two Phase 1 clinical trials, in 2016.  The funds will also be used to advance other anti-body and diagnostic products in the pipeline in 2016.

About MabVax:

MabVax Therapeutics Holdings, Inc. is a clinical-stage biotechnology company focused on developing antibody-based products and vaccines to address unmet medical needs in the treatment of cancer.  MabVax has discovered a pipeline of human monoclonal antibody products based on the protective immune responses generated by patients who have been immunized against targeted cancers with the Company’s proprietary vaccines.  In December 2015, MabVax received authorization from the U.S. Food and Drug Administration (FDA) to proceed with the Company’s fully human antibody product, HuMab-5B1, in a Phase I trial as a therapeutic treatment for patients with pancreatic cancer. On January 6, 2015, MabVax announced the filing of an Investigational New Drug (IND) application with the FDA for 89Zr-HuMab-5B1, another fully human antibody product, as a next generation PET scan cancer imaging agent.  Subject to FDA authorization to proceed on this second IND, MabVax plans to initiate the Phase I clinical trial of 89Zr-HuMab-5B1in patients with pancreatic cancer in early 2016.

MabVax also has the exclusive license to the therapeutic vaccines from Memorial Sloan Kettering Cancer Center.  MabVax has two cancer vaccines targeting recurrent sarcoma and ovarian cancer in proof-of-concept Phase II multicenter clinical trials, and a vaccine targeting neuroblastoma that will be ready for a Phase II clinical trial in 2016. Additional information is available at www.mabvax.com.

Forward Looking Statements

This press release contains “forward-looking statements” regarding matters that are not historical facts, including statements relating to the Company’s debt financing arrangement, achieving milestones related to receiving additional funds, use of funds, additional products, two INDs, and the Company’s product development pipeline.  We have no assurance that the milestones to receive the second tranche of the debt financing will be achieved, nor can we assure the Company’s product development pipeline will advance or be fully achieved.  Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.  Words such as “anticipates,” “plans,” “expects,” “intends,” “will,” “potential,” “hope” and similar expressions are intended to identify forward-looking statements.  These forward-looking statements are based upon current expectations of the Company and involve assumptions that may never materialize or may prove to be incorrect.  Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties.  Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release relating to the Company may be found in the Company’s periodic filings with the Securities and Exchange Commission, including the factors described in the section entitled “Risk Factors” in its annual report on Form 10-K for the fiscal year ended December 31, 2014, as amended and supplemented from time to time and  the Company's Quarter Reports on Form 10-Q and other filings submitted by the Company to the SEC, copies of which may be obtained from the SEC's website at www.sec.gov.  The parties do not undertake any obligation to update forward-looking statements contained in this press release.

Investor Contact:

Jody Cain
Senior Vice President
LHA
310-691-7100
jcain@LHAI.com